UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2005

COPANO ENERGY, L.L.C.

(Exact name of registrant as specified in its charter)

Delaware	001-32329	51-0411678
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 Allen Parkway, Suite 1200 Houston, Texas		77019
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 621-9547

Not Applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On March 2, 2005, Copano Energy, L.L.C. (the “Company”) filed a Current Report on Form 8-K (the “Current Report”) announcing that its Board of Directors (the “Board”) approved the Copano Energy, L.L.C. Management Incentive Compensation Plan (the “Plan”), upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”).   As disclosed in the Current Report, for each year commencing with 2005, a discretionary cash bonus will be paid to each participant under the Plan based on the participant’s achievement of (i) personal objectives established by the Compensation Committee and the Company’s Chief Executive Officer (the “CEO”) and (ii) Company financial objectives and operational objectives established by the Compensation Committee and the CEO and approved by the Board.

In connection with the adoption of the Plan and as previously reported, the Compensation Committee adopted administrative guidelines for the administration of the Plan for 2005 (the “2005 Guidelines”), which included each Plan participant’s target award for 2005.  For 2005, 50% of each Plan participant’s target award is attributable to the achievement of financial objectives and 50% of the target award is attributable to the achievement of personal objectives.  The 2005 Guidelines provide that for 2005, relevant operational objectives will be included in a Plan participant’s personal objectives rather than be applicable to all participants

As previously reported, on July 7, 2005, the Compensation Committee and the Board determined and approved the Company’s financial objectives under the Plan for 2005.  The financial objectives are based on the Company achieving certain levels of distributable cash flow (without consideration of non-cash items) on a per unit basis (“Distributable Cash Flow”). The 2005 cash bonuses attributable to the achievement of financial objectives under the Plan will be determined using three levels of Distributable Cash Flow, threshold, target and maximum.  Upon the achievement of the threshold, target or maximum levels, a Plan participant will be entitled to 50%, 100% or 150%, respectively, of the portion of his or her target award attributable to the achievement of financial objectives.

On August 22, 2005, the Compensation Committee of the Board approved the personal objectives for each eligible participant for 2005.  Each personal objective has been assigned a weight, the sum of which comprises the portion of the target award attributable to the achievement of personal objectives.  Based on determinations regarding the achievement of each personal objective, a Plan participant will be entitled to the portion of his or her target award attributable to the achievement of the applicable personal objective.

At the close of 2005, the CEO will recommend to the Compensation Committee the amount of each cash award to be paid to each eligible participant (other than to the CEO) based upon the accomplishment of the applicable personal objectives (including relevant operational objectives) and financial objectives.   Upon receipt of the CEO’s recommendations, the Compensation Committee will determine the amount of any cash awards under the Plan, including any amount to be paid to the CEO.

For a more detailed discussion of the terms and conditions of the Plan, please read the Current Report filed by the Company on March 2, 2005.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 24, 2005, the Company amended Section 9.3 of its Second Amended and Restated Limited Liability Company Agreement, as amended (the “LLC Agreement”) to provide that any member of the Company may be designated as the Company’s tax matters partner.  Prior to amending the LLC Agreement, only members of the Company who were also officers of the Company were eligible to be

designated as the Company’s tax matters partner.   Following approval of the amendment, the Board designated Copano Partners Trust as the Company’s tax matters partner under the LLC Agreement.  Pursuant to the LLC Agreement, the tax matters partner is authorized and required to represent the Company in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COPANO ENERGY, L.L.C.

Date: August 26, 2005	By:	/s/ Douglas L. Lawing
Name: Douglas L. Lawing
Title: Vice President and General Counsel